EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-48402) on Form S-8 of Lakeland Financial Corporation of our report dated June 3, 2025 appearing in this Annual Report on Form 11-K of Lakeland Financial Corporation 401(k) Plan for the year ended December 31, 2024.

/s/ Crowe LLP
Crowe LLP

Oakbrook Terrace, Illinois
June 3, 2025